UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

May 7, 2010

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4525 Ayers Street Corpus Christi, Texas 78415
(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amended and Restated Credit Facilities

On May 7, 2010, Susser Holdings, L.L.C. (the “Borrower”), an indirect wholly-owned subsidiary of Susser Holdings Corporation (the “Company”), entered into an amended and restated credit agreement among the Company, as Parent Guarantor, Bank of America, N.A., as Revolving Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, BMO Capital Markets, as Documentation Agent, each of Banc of America Securities LLC, Wells Fargo Bank, National Association and BMO Capital Markets, as Joint Lead Arrangers and Joint Book Managers and the other lenders party thereto (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for a new four year revolving credit facility in an aggregate principal amount of up to $120 million, referred to as the new revolving credit facility, and includes the following changes to the terms of the Borrower’s existing credit facilities, among others: cancellation of the term loan facility and release of a majority of the real property securing the term loans (with the remainder to continue to secure the new revolving credit facility); addition of a $40 million facility increase option; extension of maturity date from November 2012 until May 2014; reduction in fixed charge coverage ratio; increase in senior secured leverage ratio; and increase in margins and commitment fees, subject, in the case of the margins for loans and letters of credit, to adjustment based on leverage grids. The Company and each of its existing and future direct and indirect subsidiaries (other than (i) any subsidiary that is a “controlled foreign corporation” under the Internal Revenue Code or a subsidiary that is held directly or indirectly by a “controlled foreign corporation,” (ii) Susser Company, Ltd. and (iii) certain future non-operating subsidiaries) will be guarantors under the new revolving credit facility.

At the closing of the Amended and Restated Credit Agreement, borrowings of approximately $10 million under the new revolving credit facility, as well as proceeds from the Offering (as discussed below), were used to redeem and discharge all of the outstanding 10 5/8% Senior Notes due 2013, to repay the outstanding indebtedness under the term credit facility and to pay any related fees and expenses. Future borrowings under the new revolving credit facility may be made to fund ongoing working capital and other general corporate purposes. Up to $75 million of the revolving credit facility may be used for the issuance of standby and commercial letters of credit and a portion of the revolving credit facility is available for swing line loans.

Availability under the new revolving credit facility is subject to a borrowing base equal to the lesser of (x) (a) 85% of eligible accounts receivable plus (b) 55% of eligible inventory plus (c) 60% of the fair market value of certain designated eligible real property, which shall not exceed 45% of the aggregate borrowing base amount, minus (d) such reserves as the administrative may establish in its reasonable credit judgment acting in good faith (including, without limitation, reserves for exposure under swap contracts and obligations relating to treasury management products)) and (y) the greater of (i) $160 million and (ii) (A) 85% of gross accounts receivable plus (B) 60% of gross inventory.

The loans under the new revolving credit facility are secured by a first priority security interest in (a) 100% of the Borrower’s outstanding ownership interests, 100% of the outstanding ownership interests of each of the Company’s existing and future direct and indirect subsidiaries (subject to certain exclusions and limited, in the case of each foreign subsidiary (i) to first-tier foreign subsidiaries and (ii) with respect to any controlled foreign corporation, to 65% of the outstanding voting stock of each such foreign subsidiary); (b) all present and future intercompany debt of Borrower, the Company and Stripes Holdings LLC and each subsidiary guarantor; (c) real property included in the borrowing base, including equipment and fixtures located on such real property, (d) substantially all of the present and future personal property and assets of the Borrower, the Company and Stripes Holdings LLC and each subsidiary guarantor, including, but not limited to, inventory, accounts receivable, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, insurance proceeds and instruments; and (e) all proceeds and products of all of the foregoing.

The interest rates under the new revolving credit facility are calculated, at the Borrower’s option, at either a base rate or a LIBOR rate plus, in each case, a margin. With respect to LIBOR rate loans, interest will be payable at the end of each selected interest period, but no less frequently than quarterly. With respect to base rate loans, interest will be payable quarterly in arrears.

The new revolving credit facility may be prepaid at any time in whole or in part without premium or penalty, other than breakage costs if applicable, and requires the maintenance of a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio.

The new revolving credit facility contains customary representations and warranties (subject to customary exceptions, thresholds and qualifications) as well as certain customary covenants (subject to customary exceptions, thresholds and qualifications) that impose certain affirmative obligations upon and restrict the ability of the Company and its subsidiaries to, among other things: incur liens; incur additional indebtedness, guarantees or other contingent obligations; engage in mergers and consolidations; make sales, transfers and other dispositions of property and assets; make loans, acquisitions, joint ventures and other investments; declare dividends; redeem and repurchase shares of equity holders; create new subsidiaries; become a general partner in any partnership; prepay, redeem or repurchase debt; make capital expenditures; grant negative pledges; change the nature of business; amend organizational documents and other material agreements; change accounting policies or reporting practices; and permit Stripes Holdings LLC to be other than a passive holding company.

The new revolving credit facility also includes certain customary events of default (subject to customary exceptions, baskets and qualifications) including, but not limited to: failure to pay principal, interest, fees or other amounts when due; any representation or warranty proving to have been materially incorrect when made or confirmed; failure to perform or observe covenants set forth in the loan documentation; default on certain other indebtedness; certain monetary judgment defaults and material non-monetary judgment defaults; bankruptcy and insolvency defaults; actual or asserted impairment of loan documentation or security; a change of control; and customary ERISA defaults.

Issuance of $425 Million of Senior Notes

On May 7, 2010, Borrower, Susser Finance Corporation (“Susser Finance” and, together with Borrower, the “Issuers”), the Company, each of the guarantors party thereto, and Wells Fargo Bank, N.A. entered into an Indenture in connection with the Issuers’ issuance and sale (the “Offering”) of $425 million in aggregate principal amount of their 8.50% Senior Notes due 2016 (the “Notes”). The Notes pay interest semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2010. The Notes mature on May 15, 2016 and are guaranteed by the Company and each existing and future domestic subsidiary of the Company other than certain non-operating subsidiaries and Susser Company, Ltd.

The Issuers will use the net proceeds from the sale of the Notes, together with cash on hand and borrowings under their Amended and Restated Credit Agreement, to redeem and discharge all of their outstanding 10 5/8% Senior Notes due 2013, to repay the outstanding indebtedness under their term credit facility and to pay any related fees and expenses.

At any time prior to May 15, 2013, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108.500% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of certain public equity offerings. Prior to May 15, 2013, the Notes may be redeemed, in whole or in part, at the option of the Issuers at a redemption price equal to 100% of the principal amount of the Notes redeemed plus a make-whole premium and accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date.

On or after May 15, 2013, the Issuers may redeem all or any part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date, if redeemed during the twelve month period beginning on May 15 of the years indicated below:

Year	Price
2013	104.250%
2014	102.125%
2015	100.000%

The Issuers must offer to purchase the Notes at 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, in the event of certain kinds of changes of control. The Issuers must offer to purchase the Notes at 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if excess proceeds remain after the consummation of assets sales.

The Indenture contains customary covenants that limit, among other things, the ability of the Issuers and their restricted subsidiaries to: incur additional debt; make restricted payments (including paying dividends on, redeeming or repurchasing their capital stock); dispose of their assets; grant liens on their assets, engage in transactions with affiliates; merge or consolidate or transfer substantially all of their assets; and enter into certain sale/leaseback transactions.

The Indenture also includes certain customary events of default (subject to customary exceptions, baskets and qualifications) including, but not limited to: failure to pay principal, interest, premium or liquidated damages when due; failure to comply with certain covenants; default on certain other indebtedness; certain monetary judgment defaults; bankruptcy and insolvency defaults; and actual or asserted impairment of any note guarantee.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

Registration Rights Agreement

At the closing of the Offering, the Company, the Issuers and the Guarantors entered into a registration rights agreement with the initial purchasers of the Notes (the “Registration Rights Agreement”) requiring the Issuers to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering an offer to exchange the Notes for notes (the “Exchange Notes”) having identical terms in all material respects to the Notes, but which would generally be freely transferable. Under the Registration Rights Agreement, the Issuers are required to file the Registration Statement within 180 calendar days after the closing of the Offering, to use their reasonable best efforts to cause the Registration Statement to be declared effective within 270 calendar days after the closing of the Offering, and to uses their reasonable best efforts to consummate the exchange offer within 305 calendar days after the closing of the Offering.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement and the Notes is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On May 7, 2010, the Company issued a news release announcing the closing of the issuance of the Notes. The news release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

99.1	News Release of Susser Holdings Corporation, dated May 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: May 7, 2010	By:	/s/ Mary E. Sullivan
Name: Mary E. Sullivan
Title: Executive Vice President and Chief Financial Officer